EXHIBIT 3.1

ARTICLES OF AMENDMENT

OF

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

FIRST:  Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), Behringer Harvard Opportunity REIT I, Inc. (the “Company”) desires to amend its charter as currently in effect and as hereinafter amended.

SECOND:  Article IV of the Second Articles of Amendment and Restatement of the Company shall be amended to delete the definition of  “ROLL-UP TRANSACTION” and replace it with the following:

“ROLL-UP TRANSACTION” means a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Company and the issuance of securities of a Roll-Up Entity to the Stockholders of the Company. Such term does not include:

(i)  a transaction involving securities of the Company that have been for at least twelve (12) months listed on a national securities exchange or traded through Nasdaq;

(ii)  a transaction involving the issuance of interests in a liquidating trust pursuant to a plan of liquidation; or

(iii) a transaction involving the conversion to corporate, trust or association form of only the Company, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(a)   Stockholders’ voting rights;

(b)   the term of existence of the Company;

(c)   Sponsor or Advisor compensation; or

(d)   the Company’s investment objectives.

THIRD:  Section 11.1 of the Second Articles of Amendment and Restatement of the Company is hereby deleted in its entirety and replaced with the following:

SECTION 11.1 MEETINGS OF STOCKHOLDERS. There shall be an annual meeting of the Stockholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be elected and any other proper business may be conducted. The annual meeting will be held on a date that is a reasonable period of time following the distribution of the Company’s annual report to Stockholders but not less than thirty (30) days after delivery of such report. A majority of Stockholders present in person or by proxy at an annual meeting at which a quorum is present, may, without the necessity for concurrence by the Board, vote to elect the Directors. Special meetings of Stockholders may be called in the manner provided in the Bylaws, including by the president or by a majority of the Directors or a majority of the Independent Directors, and shall be called by an officer of the Company upon written request of Stockholders holding in the aggregate not less than ten percent (10%) of the outstanding Shares entitled to be voted on any issue proposed to be considered at any such special meeting. Notice of any special meeting of Stockholders shall be given as provided in the Bylaws, and the special meeting shall be held not less than 15 days nor more than 60 days after the delivery of such notice. If the meeting is called by written request of Stockholders as described in this Section 11.1, the special meeting shall be held at the time and place specified in the Stockholder request; provided, however, that if none is so specified, at such time and place convenient to the Stockholders. If there are no Directors, the officers of the Company shall promptly call a special meeting of the Stockholders entitled to vote for the election of successor Directors. Any meeting may be adjourned and reconvened as the Board may determine or as otherwise provided in the Bylaws.

FOURTH: Section 11.6 of the Second Articles of Amendment and Restatement of the Company is hereby deleted in its entirety and replaced with the following:

SECTION 11.6 [Reserved.]

FIFTH:    The amendment to the Second Articles of Amendment and Restatement of the Company as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Company as required by law.

SIXTH:  The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 17th day of February, 2017.

ATTEST:		BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

/s/ Terri Warren Reynolds		By:	/s/ Thomas P. Kennedy		(SEAL)
Name: Title:	Terri Warren Reynolds Senior Vice President — Legal, General Counsel, and Secretary		Name: Title:	Thomas P. Kennedy President